Exhibit 99.1

Franklin Financial reports 1st quarter earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,369,000 for the first quarter ended March 31, 2012. When compared to first quarter 2011 earnings of $1,849,000, net income declined 26.0%. On a per share basis, diluted earnings were $.34 for the first three months of 2012 compared to $.47 for the same period in 2011.

“While there have been signs of improvement, the current economic conditions remain a challenge,” commented William E. Snell, Jr., president and CEO. “Specifically, high unemployment, lower real estate values, increased loan delinquency, and low interest rates continue to have a significant impact on consumers and businesses, including many community banks.”

Total assets at March 31, 2012 were $1.036 billion, a 6.6% increase from total assets of $972.0 million at March 31, 2011. Total deposits and repurchase agreements were $887.8 million at the end of the first quarter 2012, increasing 9.4% from the first quarter of 2011. At quarter end, net loans of $754.1 million and the market value of trust assets under management of $503.3 million, remained relatively unchanged when compared to a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.